United Security Bancshares Appoints New Member to Board of Directors

FRESNO, CA, June 8, 2023 - The Board of Directors of United Security Bancshares (the “Company”) (NASDAQ: UBFO), the parent company of United Security Bank (the “Bank”), announced today the appointment of Jay Gill to the Company’s and Bank’s Boards of Directors effective June 7, 2023.

Dennis R. Woods, President, and Chief Executive Officer of the Company stated, “We are thrilled to welcome Jay Gill to our Boards and look forward to the unique perspective and professional expertise he will bring to our corporate governance team. Jay is a successful business owner, is actively involved in our local community, and will serve as an excellent resource for both the Board and management of the Company. Jay has already demonstrated his confidence in and commitment to our vision and mission by accumulating over 1 million shares of the Company’s common stock.”

Jay Gill is the President and CEO of Gill Automotive Group, which owns and operates 11 automotive dealerships representing 13 different brands in California and Hawaii. In addition, he has agricultural interests in central California. Jay is a graduate of California State University, Fresno where he received a bachelor’s degree in engineering. Jay currently serves on the boards of directors of Mid-Valley Water, Cen-Cal SBA, Chrysler Minority Dealer Association, and Ford Minority Dealer Association.

About United Security Bancshares
United Security Bancshares (NASDAQ: UBFO) is the holding company for United Security Bank, which was founded in 1987. United Security Bank is headquartered in Fresno and operates 12 full-service branch offices in Fresno, Bakersfield, Campbell, Caruthers, Coalinga, Firebaugh, Mendota, Oakhurst, San Joaquin, and Taft. Additionally, United Security Bank operates Commercial Real Estate Construction, Commercial Lending, and Consumer Lending departments. For more information, please visit www.unitedsecuritybank.com.

FORWARD-LOOKING STATEMENTS
Certain statements made in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that include projections, predictions, expectations, or beliefs about events or results or otherwise are not statements of historical facts, such as statements about the Company’s board or its structure. Although the Company believes that its expectations with respect to such forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results, performance, or achievements of the Company will not differ materially from those expressed or implied by such forward-looking statements. For a more complete discussion of these risks and uncertainties, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, particularly the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Readers should carefully review all disclosures the Company files from time to time with the Securities and Exchange Commission.

Media Contact:

Dave Kinross
SVP CFO
United Security Bancshares
559-490-6261